Exhibit 10.4

EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is entered into as of April 28, 2017, by and between Gulfport Energy Corporation, a Delaware corporation (the “Company”), and Stuart Maier, an individual (“Executive”).
RECITALS
WHEREAS, the Company is engaged in the exploration and development of crude oil and natural gas fields and related activities.
WHEREAS, Executive is and has been for some time an employee of the Company, and is experienced in certain aspects of the management and conduct of the Company’s business.
WHEREAS, the Company desires to continue to employ Executive and Executive desires to continue to be employed by the Company, upon the terms and subject to the conditions set forth in this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing recitals and the terms, covenants and conditions contained herein, the Company and Executive agree as follows:
1.EMPLOYMENT AND DUTIES.
1.1    General. The Company hereby agrees to employ Executive and Executive agrees to serve as Senior Vice President of Geosciences, upon the terms and subject to the conditions set forth herein. Executive will report directly to the Chief Executive Officer of the Company. Subject to the direction and control of the Company, Executive will have all the responsibilities and powers normally associated with such position and Executive will perform such other duties and responsibilities as may be designated from time to time by the Company.
1.2    Exclusive Services. Executive will devote his full business time, energy and efforts faithfully and diligently to promote the Company’s interests. Executive will render his services exclusively to the Company during the Employment Term. The terms of this Section 1 will not prevent Executive from investing or otherwise managing his assets in such form or manner as he chooses.
1.3    Duty of Loyalty. Executive acknowledges and agrees that Executive has a fiduciary duty of loyalty to act in the best interests of the Company and to do no act that would materially injure the business, interests or reputation of the Company or any of its affiliates. In keeping with these duties, Executive shall make full disclosure to the Company of all business opportunities pertaining to the Company’s business and shall not appropriate for Executive’s own benefit business opportunities concerning the subject matter of the fiduciary relationship.
2.    TERM.

208456502

Subject to the provisions for termination provided in Section 5, the term of Executive’s employment under this Agreement will commence as of January 1, 2017 (the “Effective Date”) and will terminate on the first anniversary of the Effective Date (the “Initial Period”); provided, however, that unless either party gives written notice to the other party of an election not to extend or renew Executive’s employment hereunder at least thirty (30) days prior to the end of the Initial Period, or any anniversary thereof, the term of this Agreement will automatically be extended by successive one-year periods (each an “Extension”). The term of this Agreement, including the Initial Period and any Extension, is hereinafter referred to as the “Employment Term.” Each twelve (12) month period ending on any anniversary of the Effective Date is hereinafter referred to as a “Contract Year.”
3.    COMPENSATION.
3.1    Base Salary. Commencing on the Effective Date, as compensation for services rendered under this Agreement, the Company will pay to Executive a base salary (the “Base Salary”) at an annualized rate of $400,000 payable in accordance with the normal payroll procedures of the Company. Executive’s Base Salary will be subject to periodic review by the Company and may be adjusted from time to time. The term “Base Salary” as used herein means and refers to the then current base salary, as adjusted from time to time in accordance with this Section 3.1. The Company may deduct from the Base Salary amounts sufficient to cover applicable federal, state and/or local income tax withholdings and any other amounts which the Company is required to withhold by applicable law.
3.2    Bonuses. Executive will be eligible to participate in the Company’s annual cash incentive program, which will provide Executive with an opportunity to receive an annual, calendar-year bonus (payable in a single lump sum) based on criteria determined in the discretion of the Board of Directors of the Company (the “Board”) or a committee thereof (the “Annual Bonus”), it being understood that the actual amount of each Annual Bonus will be determined in the discretion of the Board or a committee thereof. The Annual Bonus will be paid within fifteen (15) business days after the later of: (i) the written certification by the Compensation Committee of the achievement of the performance goals; and (ii) completion and release of the audited financial statements for the applicable fiscal year; provided, however, that Executive must still be employed by the Company on the payment date to earn and receive the Annual Bonus.
3.3    Long-term Incentive Compensation. During Executive’s employment hereunder, Executive may, as determined by the Board (or a committee thereof) in its sole discretion, periodically receive grants of restricted stock units, stock options or other equity or non-equity related awards (“Equity Awards”) pursuant to the Company’s long-term incentive plan(s), subject to the terms and conditions thereof and any Equity Award agreement as may be amended from time to time. Any Equity Awards granted to Executive, any proceeds of any Equity Awards that previously have been sold, transferred or otherwise disposed of, and any incentive bonus award will be subject to clawback by the Company, to the extent required under any clawback policy adopted or maintained by the Company, now or in the future, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Sarbanes–Oxley Act of 2002, each as amended, and rules, regulations and binding, published guidance thereunder. If the Company would not be eligible for continued listing, if applicable, under Section 10D(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), unless it adopted policies consistent with Section 10D(b) of the Exchange Act, then, in accordance with those policies that are so required, any incentive-based compensation payable to Executive will be subject to clawback in the circumstances, to the extent, and in the manner, required by Section 10D(b)(2) of the Exchange Act, as interpreted by rules of the Securities Exchange Commission. By accepting an Equity Award or incentive bonus award under this Agreement or any plan sponsored by the Company, Executive hereby consents to any such clawback.
3.4    Benefits.
3.4.1    Vacation. Executive will be entitled to paid vacation for each calendar year during Executive’s employment in accordance with the Company’s established vacation pay policies; provided, however, that vacation will only be taken at such times as not to interfere with the necessary performance of Executive’s duties and obligations under this Agreement.
3.4.2    Other Benefits; Insurance. During the term of Executive’s employment under this Agreement, if and to the extent eligible, Executive will be entitled to participate in all Company Group Health Plans, group life, disability and accidental death and dismemberment insurance or plan, then in effect, including, without limitation, any supplemental disability coverage available to similarly situated executive employees (“Company Welfare Benefit Plans”). For purposes of this Agreement, “Company Group Health Plans” means all operative medical, dental and vision plans. Coverage under the Company Welfare Benefit Plans will be provided on the same basis generally applicable to similarly situated employees of the Company; provided, however, that nothing contained in this Agreement will, in any manner whatsoever, directly or indirectly, require or otherwise prohibit the Company from amending, modifying, curtailing, discontinuing, or otherwise terminating any Company Welfare Benefit Plan at any time (whether before or after the date of Executive’s termination).
3.4.3    Retirement Plans. During the term of Executive’s employment under this Agreement, if and to the extent eligible, Executive will be entitled to participate in all Company Retirement Plans then in effect. For purposes of this Agreement, “Company Retirement Plans” means the Company’s 401(k) Profit Sharing Plan and all operative employee pension benefit plans (tax-qualified and nonqualified plans) that may in the future be sponsored or maintained by the Company, all on the same basis generally applicable to similarly situated employees of the Company; provided, however, that nothing contained in this Agreement will, in any manner whatsoever, directly or indirectly, require or otherwise prohibit the Company from amending, modifying, curtailing, discontinuing, or otherwise terminating any Company Retirement Plan at any time (whether before or after the date of Executive’s termination).
3.4.4    Business Expense Reimbursement. Executive will be entitled to reimbursement from the Company for the reasonable costs and expenses incurred in connection with the performance of the duties and obligations provided for in this Agreement. Reimbursement will be paid upon prompt presentation of expense statements or vouchers and such other supporting information as the Company may from time to time require in accordance with the Company’s policies.

4.    TRADE SECRETS, CONFIDENTIAL INFORMATION AND INVENTIONS.
4.1    Trade Secrets. During the course of Executive’s employment, Executive will have access to various trade secrets, confidential information and inventions of the Company as defined below.
4.1.1    “Confidential Information” means all information and material which is proprietary to the Company, whether or not marked as “confidential” or “proprietary” and which is disclosed to or obtained from the Company by Executive, which relates to the Company’s past, present or future research, development or business activities. Confidential Information includes all information or materials prepared by or for the Company and includes, without limitation, all of the following: designs, drawings, specifications, techniques, models, data, source code, object code, documentation, diagrams, flow charts, research, development, processes, systems, methods, machinery, procedures, “know-how”, new product or new technology information, formulas, patents, patent applications, product prototypes, product copies, cost of production, manufacturing, developing or marketing techniques and materials, cost of production, development or marketing time tables, customer lists, strategies related to customers, suppliers or personnel, contract forms, pricing policies and financial information, volumes of sales, and other information of similar nature, whether or not reduced to writing or other tangible form, and any other Trade Secrets, as defined by Section 4.1.3, or non-public business information. Confidential Information also will include any additional Company information with respect to which the Company took reasonable and apparent steps to preserve confidentiality. For purposes of this Agreement, the terms of this Agreement will be treated by Executive as Confidential Information. Notwithstanding the foregoing, nothing in this Agreement, any other agreement between Executive and the Company, or any Company policy shall be read to prevent Executive from (a) sharing this Agreement or other information with Executive’s attorney; (b) reporting possible violations of federal law or regulation to any governmental agency or entity including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive will not need the prior authorization of the Company to make any such reports or disclosures and Executive will not be required to notify the Company that he has made such reports or disclosures; (c) sharing information about this Agreement with Executive’s spouse, accountant, attorney or financial advisor so long as Executive ensures that such parties maintain the strict confidentiality of this Agreement; or (d) apprising any future or potential employer or other person or entity to which Executive provides services of Executive’s continuing obligations to the Company under this Agreement.
4.1.2    “Inventions” means all discoveries, concepts and ideas, whether patentable or not, including but not limited to, processes, methods, formulas, compositions, techniques, articles and machines, as well as improvements thereof or “know-how” related thereto, relating at the time of conception or reduction to practice to the business engaged in by the Company, or any actual or anticipated research or development by the Company.

4.1.3    “Trade Secrets” means any scientific or technical data, information, design, process, procedure, formula or improvement that is commercially available to the Company and is not generally known in the industry.
This Section includes not only information belonging to the Company which existed before the date of this Agreement, but also information developed by Executive for the Company or its employees during his employment and thereafter.
4.2    Restriction on Use of Confidential Information. Executive agrees that his use of Trade Secrets and other Confidential Information is subject to the following restrictions during the term of the Agreement and for an indefinite period thereafter so long as the Trade Secrets and other Confidential Information have not become generally known to the public.
4.3    Non-Disclosure. Executive agrees that Executive will not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Executive’s assigned duties and for the benefit of the Company, either during the period of Executive’s employment or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty of the Company’s and its subsidiaries’ and affiliates’ part to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case, which has been obtained by Executive during Executive’s employment by the Company (or any predecessor). The foregoing will not apply to information that (i) was known to the public prior to its disclosure to Executive; (ii) becomes generally known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (iii) Executive is required to disclose by applicable law, regulation or legal process (provided that Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Unless this Agreement is otherwise required to be disclosed under applicable law, rule or regulation, the terms and conditions of this Agreement will remain strictly confidential, and Executive hereby agrees not to disclose the terms and conditions hereof to any person or entity, other than immediate family members, legal advisors or personal tax or financial advisors, or prospective future employers solely for the purpose of disclosing the limitations on Executive’s conduct imposed by the provisions of this Agreement who, in each case, agree to keep such information confidential. Executive is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Executive is further notified that if he files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if he: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order. The provisions of this Section 4.3 will survive the expiration, suspension or termination of this Agreement for any reason.

4.3.1    Return of the Company Information. Upon termination of Executive’s employment with the Company for any reason, Executive will surrender and return to the Company all documents and materials in his possession or control which contain Trade Secrets, Inventions and other Confidential Information. Executive will immediately return to the Company all lists, books, records, materials and documents, together with all copies thereof, and all other Company property in his possession or under his control, relating to or used in connection with the business of the Company. Executive acknowledges and agrees that all such lists, books, records, materials and documents are the sole and exclusive property of the Company.
4.3.2    Prohibition Against Unfair Competition. At any time after the termination of his employment with the Company for any reason, Executive will not engage in competition with the Company while making use of the Trade Secrets of the Company.
4.4    Patents and Inventions. Executive agrees that any Inventions made, conceived or completed by Executive during the term of Executive’s service, solely or jointly with others, which are made with the Company’s equipment, supplies, facilities or Confidential Information, or which relate at the time of conception or reduction to purpose of the Invention to the business of the Company or the Company’s actual or demonstrably anticipated research and development, or which result from any work performed by Executive for the Company, will be the sole and exclusive property of the Company, and all Trade Secrets, Confidential Information, copyrightable works, works of authorship, and all patents, registrations or applications related thereto, all other intellectual property or proprietary information and all similar or related information (whether or not patentable and copyrightable and whether or not reduced to tangible form or practice) which relate to the business, research and development, or existing or future products or services of the Company and/or its subsidiaries and which are conceived, developed or made by Executive during Executive’s employment with the Company (“Work Product”) will be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C. §101 et seq., as amended) and owned exclusively by the Company. To the extent that any Work Product is not deemed to be a “work made for hire” under applicable law, and all right, title and interest in and to such Work Product have not automatically vested in the Company, Executive hereby (a) irrevocably assigns, transfers and conveys, and will assign transfer and convey, to the fullest extent permitted by applicable law, all right, title and interest in and to the Work Product on a worldwide basis to the Company (or such other person or entity as the Company may designate), without further consideration, and (b) waives all moral rights in or to all Work Product, and to the extent such rights may not be waived, agrees not to assert such rights against the Company or its respective licensees, successors, or assigns. In order to permit the Company to claim rights to which it may be entitled, Executive agrees to promptly disclose to the Company in confidence all Work Product which Executive makes arising out of Executive’s employment with the Company. Executive will assist the Company in obtaining patents on all Work Product patentable by the Company in the United States and in all foreign countries, and will execute all documents and do all things necessary to obtain letters patent, to vest the Company with full and extensive title thereto, and to protect the same against infringement by others.
5.    TERMINATION OF EMPLOYMENT.

5.1    Termination by Reason of Death or Disability. Executive’s employment hereunder will terminate immediately upon the death of Executive. The Company may terminate this Agreement upon written notice to Executive if Executive suffers any physical or mental impairment or incapacity that results in Executive being unable to perform Executive’s essential duties, responsibilities and the functions of Executive’s position with the Company for periods aggregating one-hundred eighty (180) days (“Disability”).
5.2    Termination by the Company for Cause. The employment of Executive hereunder will terminate immediately upon written notice delivered by the Company to Executive of termination for “Cause”. “Cause” means a determination by the Company that Executive (a) has engaged in gross negligence, gross incompetence or misconduct in the performance of Executive’s duties with respect to the Company or any of its affiliates, (b) has failed without proper legal reason to perform Executive’s duties and responsibilities to the Company or any of its affiliates, (c) has breached any material provision of this Agreement or any written agreement or corporate policy or code of conduct established by the Company or any of its affiliates, (d) has engaged in conduct that is, or could reasonably expected to be, materially injurious to the Company or any of its affiliates, (e) has committed an act of theft, fraud, embezzlement, misappropriation against or breach of a fiduciary duty to the Company or any of its affiliates, or (f) has been convicted of, pleaded no contest to, or received adjudicated probation or deferred adjudication in connection with a crime involving fraud, dishonesty, or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction).
5.3    Termination by the Company without Cause or by the Employee. The Company may terminate this Agreement without Cause and for any reason whatsoever or for no reason at all, in the sole discretion of the Company, upon not less than ten (10) days’ written notice to Executive. Executive may terminate this Agreement upon ten (10) days’ written notice to the Company.
6.    CONSEQUENCES OF TERMINATION.
6.1    Death or Disability. In the event that Executive’s employment terminates on account of Executive’s death or Disability, Executive or Executive’s estate, as the case may be, will be entitled to the following (with the amounts due under Sections 6.1.1 through 6.1.4 hereof to be paid within sixty (60) days following termination of employment, or such earlier date as may be required by applicable law):
6.1.1    any unpaid Base Salary through the date of termination;
6.1.2    reimbursement for any unreimbursed business expenses incurred through the date of termination;
6.1.3    any accrued but unused vacation time in accordance with Company policy;
6.1.4    all other payments, benefits or fringe benefits to which Executive may be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (collectively, Sections 6.1.1 through 6.1.4 hereof will be hereafter referred to as the “Accrued Benefits”).

6.2    Termination for Cause or as a Result of Non-Extension of This Agreement. If Executive’s employment is terminated by the Company for Cause or as a result of the non-extension of the Employment Term by either party, the Company will pay to Executive the Accrued Benefits.
6.3    Termination Without Cause. If Executive’s employment by the Company is terminated by the Company other than for Cause, the Company will pay or provide Executive with the following:
6.3.1    the Accrued Benefits;
6.3.2    subject to Executive’s continued compliance with the obligations in Sections 4, 7 and 9 hereof, an amount equal to Executive’s monthly Base Salary rate (but not as an employee), paid monthly for the Severance Period; provided that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any such payment scheduled to occur during the first sixty (60) days following the termination of employment will not be paid until the first regularly scheduled pay period following the sixtieth (60th) day following such termination and will include payment of any amount that was otherwise scheduled to be paid prior thereto. As used herein, the Severance Period shall equal one (1) month for each full year of employment with the Company, not to exceed twelve (12) months.
6.3.3    subject to (A) Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), (B) Executive’s continued copayment of premiums at the same level and cost to Executive as if Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), and (C) Executive’s continued compliance with the obligations in Sections 4, 7 and 9 hereof, continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers Executive (and Executive’s eligible dependents) for the Severance Period at the Company’s expense, provided that Executive is eligible and remains eligible for COBRA coverage; and provided, further, that in the event that Executive obtains other employment that offers group health benefits, such coverage subsidy paid by the Company under this Section 6.3.3 will immediately cease. Notwithstanding the foregoing, the Company will not be obligated to provide the continuation coverage subsidy contemplated by this Section 6.3.3 if it would result in the imposition of excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable). The period that the Company pays any part of the COBRA premium will be considered part of Executive’s COBRA continuation coverage entitlement period. At the conclusion of the maximum period for which the Company pays any portion of the COBRA premium described above, Executive may, at Executive’s sole expense, continue to receive COBRA continuation coverage benefits for the remainder of the COBRA continuation coverage entitlement period, if any, provided under the terms of the Company Group Health Plans.
Payments and benefits provided in this Section 6.3 will be in lieu of any termination or severance payments or benefits for which Executive may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.
6.4    Other Obligations. Upon any termination of Executive’s employment with the Company, Executive will promptly resign from any other position as an officer, director or fiduciary of any Company-related entity, as applicable.
6.5    Exclusive Remedy. The amounts payable to Executive following termination of employment and the Employment Term hereunder pursuant to Section 6 (with the exception of the Accrued Benefits) hereof will be in full and complete satisfaction of Executive’s rights under this Agreement and any other claims that Executive may have in respect of Executive’s employment with the Company or any of its affiliates, and Executive acknowledges that such amounts are fair and reasonable, and are Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of Executive’s employment hereunder or any breach of this Agreement.
6.6    Deemed Resignations. Unless otherwise agreed to in writing by the Company and Executive prior to the termination of Executive’s employment, any termination of Executive’s employment shall constitute (a) an automatic resignation of Executive as an officer of the Company and each affiliate of the Company, (b) an automatic resignation of Executive from the Board (if applicable) and from the board of directors of any affiliate of the Company, and from the board of directors or similar governing body of any corporation, limited liability entity or other entity in which the Company or any affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as the Company’s or such affiliate’s designee or other representative and (c) an automatic revocation of any power of attorney granted to Executive for the benefit of the Company or any of its affiliates.
7.    RELEASE; SET-OFF.
Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Benefits will only be payable if Executive delivers to the Company and does not revoke a general release of claims in favor of the Company substantially in the form attached hereto as “Exhibit A” (the “General Release”) or other form approved and provided by the Company. Such General Release must be executed and delivered (and no longer be subject to revocation, if applicable) within sixty (60) days following termination. Subject to the limitations of applicable wage laws, the Company’s obligations to pay Executive amounts hereunder will be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or any of its affiliates.
8.    CHANGE IN CONTROL.
8.1    Notwithstanding the provisions of any other agreement to the contrary, if Executive’s employment with the Company or its successor is terminated on or after the date of occurrence of a Change in Control and before the second anniversary of the date of occurrence of such Change in Control by the Company or its successor other than for Cause, then, in addition to the benefits provided in Section 6.3 hereof, (i) all outstanding Equity Awards that have been granted to Executive by the Company and that would have vested at any time after Executive’s Termination Date solely as a result of Executive’s continued service to the Company will vest immediately on the Termination Date; (ii) the payment in Section 6.3.2 will be made in a lump sum in an amount equal to Executive’s monthly Base Salary rate times the Severance Period times two, plus an amount equal to Executive’s target Annual Bonus during the Severance Period; and (iii) the maximum period for which the Company will pay the cost of COBRA Benefits, as provided in Section 6.3.3 above, will be eighteen (18) months.
8.2    For purposes of this Section 8, a “Change in Control” of the Company will be deemed to have occurred if: (a) there is consummated (i) any consolidation or merger of the Company into or with another person (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) pursuant to which shares of the Company’s common stock would be converted into cash, securities or other property, other than any consolidation or merger of the Company in which the persons who were stockholders of the Company immediately prior to the consummation of such consolidation or merger are the beneficial owners (within the meaning of Rule 13d-3 under the Exchange Act), immediately following the consummation of such consolidation or merger, of more than 50% of the combined voting power of the then outstanding voting securities of the person surviving or resulting from such consolidation or merger, (ii) any sale, lease or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; (iii) any sale, lease or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company (i.e., more than fifty percent (50%) of the gross fair market value of the assets of the Company, determined without regard to any liabilities associated with such assets); or (iv) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.
9.    INJUNCTIVE RELIEF.
Executive hereby recognizes, acknowledges and agrees that in the event of any breach by Executive of any of his covenants, agreements, duties or obligations hereunder, the Company would suffer great and irreparable harm, injury and damage, the Company would encounter extreme difficulty in attempting to prove the actual amount of damages suffered by the Company as a result of such breach, and the Company would not be reasonably or adequately compensated in damages in any action at law. Executive therefore agrees that, in addition to any other remedy the Company may have at law, in equity, by statute or otherwise, in the event of any breach by Executive of any of the covenants, agreements, duties or obligations hereunder, the Company or its subsidiaries will be entitled to seek and receive temporary, preliminary and permanent injunctive and other equitable relief from any court of competent jurisdiction to enforce any of the rights of the Company or its subsidiaries or any of the covenants, agreements, duties or obligations of Executive hereunder, or otherwise to prevent the violation of any of the terms or provisions hereof, all without the necessity of proving the amount of any actual damage to the Company or its subsidiaries thereof resulting therefrom; provided, however, that nothing contained in this Section 9 will be deemed or construed in any manner whatsoever as a waiver by the Company or its subsidiaries of any of the rights which any of them may have against Executive at law, in equity, by statute or otherwise arising out of, in connection with or resulting from the breach by Executive of any of his covenants, agreements, duties or obligations hereunder. The terms of this Section 9 will not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from Executive or any other remedy provided under the Defend Trade Secrets Act of 2016. An injunction to preserve evidence and prevent trade secret disclosure will be permitted, provided that it does not: (a) prevent a person from entering into an employment relationship, and that any conditions placed on the employment relationship are based on evidence of threatened misappropriation and not merely on the information the person knows; or (b) otherwise conflict with an applicable state law prohibiting restraints on the practice of a lawful profession, trade, or business.
10.    RESTRICTIVE COVENANTS.
10.1    Non-solicitation; Non-Interference. During Executive’s employment with the Company and for a period of two (2) years thereafter (the “Restricted Period”), Executive agrees that Executive will not, except in the furtherance of Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any customer of the Company or any of its subsidiaries or affiliates, with whom Executive had contact or as to whom Executive had access to Confidential Information, to purchase goods or services then sold by the Company or any of its subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.
During the Restricted Period, Executive agrees that Executive will not, except in the furtherance of Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit, aid or induce any employee, representative or agent of the Company or any of its subsidiaries or affiliates, with whom Executive had contact or as to whom Executive had access to Confidential Information, to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (B) interfere, or aid or induce any other person or entity in interfering with, or altering, the relationship between the Company or any of its subsidiaries or affiliates and any of their respective customers, suppliers, vendors, joint venturers or licensors. An employee, representative or agent will be deemed covered by this Section 10.1 while so employed or retained and for a period of six (6) months thereafter.
10.2    Tolling of Covenant Periods. The Restricted Period provided by this Section 10 will not include, and will be extended by a period equal to, any time during which Executive is failing to comply with any provision of this Agreement.
10.3    Notice to Subsequent Employers. Executive agrees that should Executive begin working for a company providing similar services to that of the Company at any time during the Restricted Period, Executive will notify the new employer of the obligations owed to the Company as set forth in this Agreement.

10.4    Scope and Reasonableness. If any court of competent jurisdiction in a final non-appealable judgment determines that a specified time period, business limitation or any other relevant feature of this Section 10 is unreasonable, arbitrary or against public policy, then the Agreement will be reformed so that the maximum time period, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy can be enforced against the applicable party.
10.5    No Prior Restrictive Covenants. Executive represents, warrants and confirms that he is not subject to a non-compete, non-solicitation or any other type of agreement with a prior employer or otherwise that would preclude his employment with or impact the performance of his job responsibilities with the Company.
10.6    Continued Litigation Assistance. Executive will cooperate with and assist the Company and its representatives and attorneys as requested, during and after the Employment Term, with respect to any litigation, arbitration or other dispute resolutions by being available for interviews, depositions and/or testimony in regard to any matters in which Executive is or has been involved or with respect to which Executive has relevant information. The Company will reimburse Executive for any reasonable business expenses Executive may have incurred in connection with this obligation.
11.    ARBITRATION.
11.1    Except as provided in Section 9 of this Agreement, Executive and the Company irrevocably and unconditionally agree that: any past, present or future dispute, controversy or claim arising under or relating to this Agreement; any employment or other agreement between Executive and the Company; any federal, state, local or foreign statute, regulation, law, ordinance or the common law (including but not limited to any law prohibiting discrimination); or in connection with Executive’s employment or the termination thereof; involving Executive, on the one hand, and the Company, on the other hand, including both claims brought by Executive and claims brought against Executive, shall be submitted to binding arbitration before the American Arbitration Association (“AAA”) for resolution. Such arbitration shall be conducted in accordance with AAA’s Employment Arbitration Rules and Procedures, as modified herein, and shall be conducted by a single arbitrator, who shall be a partner in a law firm based in Oklahoma City with substantial experience in labor and employment law. Such arbitration will be conducted in Oklahoma City, Oklahoma, and the arbitrator will apply Oklahoma law, including federal statutory law as applied in Oklahoma courts. Except as set forth in Section 9 above, the arbitrator, and not any federal, state, or local court or adjudicatory authority, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, and/or formation of this Agreement, including but not limited to any dispute as to whether (i) a particular claim is subject to arbitration hereunder, and/or (ii) any part of this Section 11 is void or voidable. The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the parties. Except as otherwise provided herein, Executive shall treat any arbitration as strictly confidential, and shall not disclose the existence or nature of any claim or defense; any documents, correspondence, pleadings, briefing, exhibits, or information exchanged or presented in connection with any claim or defense; or any rulings, decisions, or results of any claim, defense, or argument (collectively, “Arbitration

Materials”) to any third party, with the exception of Executive’s legal counsel (who Executive shall ensure complies with these confidentiality terms). In the event the Company substantially prevails in an action involving Executive’s breach of any provision of this Agreement, the Company party shall be entitled to an award including its reasonable attorneys’ fees and costs, to the extent such an award is permitted by law. The arbitrator otherwise shall not have authority to award attorneys’ fees or costs, punitive damages, compensatory damages, damages for emotional distress, penalties, or any other damages not measured by the prevailing party’s actual losses, except to the extent such relief is explicitly available under a statute, ordinance, or regulation pursuant to which a claim is brought. The arbitrator also shall not have authority to entertain claims for class or collective relief.
11.2    In the event of any court proceeding to challenge or enforce an arbitrator’s award, the parties hereby consent to the exclusive jurisdiction of the state and federal courts sitting in Oklahoma City, Oklahoma; agree to exclusive venue in that jurisdiction; and waive any claim that such jurisdiction is an inconvenient or inappropriate forum. There shall be no interlocutory appeals to any court, or any motions to vacate any order of the arbitrator that is not a final award dispositive of the arbitration in its entirety, except as required by law. The parties agree to take all steps necessary to protect the confidentiality of the Arbitration Materials in connection with any court proceeding (and/or any proceeding under Section 9 above), agree to use their best efforts to file all Confidential Information (and documents containing Confidential Information) under seal, and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement.
12.    MISCELLANEOUS.
12.1    Entire Agreement. This Agreement contains the entire agreement of the parties regarding the employment of Executive by the Company and supersedes any prior agreement, arrangement or understanding, whether oral or written, between the Company and Executive concerning Executive’s employment hereunder.
12.2    Notices. All notices, requests and other communications (collectively, “Notices”) given pursuant to this Agreement will be in writing, and will be delivered by electronic transmission with a copy delivered by personal service or by United States first class, registered or certified mail (return receipt requested), postage prepaid, addressed to the party at the address set forth below:

If to the Company:	Gulfport Energy Corporation 3001 Quail Springs Parkway Oklahoma City, Oklahoma 73134 Attention: Board of Directors
If to Executive:	Executive’s address in the Company’s personnel records
Any Notice will be deemed duly given when received by the addressee thereof, provided that any Notice sent by registered or certified mail will be deemed to have been duly given three days from date of deposit in the United States mail, unless sooner received. Either party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this Section 12.2.

12.3    Governing Law. This Agreement has been made and entered into in the State of Oklahoma and will be construed in accordance with the laws of the State of Oklahoma without regard to the conflict of laws principles thereof.
12.4    Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.
12.5    Interpretation. The Compensation Committee or the Board will make all determinations under this Agreement and will have the exclusive authority to interpret its terms and conditions. All determinations and interpretations made by the Compensation Committee or the Board will be final for all purposes and binding on the parties.
12.6    Severable Provisions. The provisions of this Agreement are severable, and if any one or more provisions are determined to be judicially unenforceable, in whole or in part, the remaining provisions will nevertheless be binding and enforceable.
12.7    Successors and Assigns. This Agreement and all obligations of Executive will bind and inure to the benefit of the Company, its respective affiliates, and their respective successors and assigns.
12.8    Amendments and Waivers. No amendment or waiver of any term or provision of this Agreement will be effective unless made in writing. Any written amendment or waiver will be effective only in the instance given and then only with respect to the specific term or provision (or portion thereof) of this Agreement to which it expressly relates, and will not be deemed or construed to constitute a waiver of any other term or provision (or portion thereof) waived in any other instance.
12.9    Title and Headings. The titles and headings contained in this Agreement are included for convenience only and form no part of the agreement between the parties.
12.10    Compliance with Tax Rules for Nonqualified Deferred Compensation Plans. This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Code and will be administered, interpreted, and construed in a manner that does not result in the imposition on Executive of any additional tax, penalty, or interest under Section 409A of the Code.
12.10.1    For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement will be treated as a right to a series of separate payments.
12.10.2    Payment dates provided for in this Agreement will be deemed to incorporate grace periods that are treated as made upon a designated payment date as provided by Treasury Regulation §1.409A-3(d).
12.10.3    If the Company determines in good faith that any provision of this Agreement would cause Executive to incur an additional tax, penalty, or interest under Section 409A of the Code, the Company and Executive will use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code. The preceding provisions, however, will not be construed as a guarantee or warranty by the Company of any particular tax effect to Executive under this Agreement. The Company will not be liable to Executive for any payment made under this Agreement, at the direction or with the consent of Executive, that is determined to result in an additional tax, penalty, or interest under Section 409A of the Code, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A of the Code.
12.10.4    “Termination of employment,” “Termination Date,” “date of termination” or words of similar import, as used in this Agreement mean, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A of the Code, Executive’s “separation from service” as defined in Treasury Regulation §1.409A-1(h).
12.10.5    Payments under Section 6 and elsewhere in this Agreement will be administered and interpreted to maximize the exceptions to Code Section 409A for short-term deferrals and for separation pay due to involuntary separation from service. Any payment under this Agreement that is payable during the short-term deferral period (as described in Treasury Regulations §1.409A-1(b)(4)) or that is paid within the involuntary separation pay safe harbor (as described in Treasury Regulations §1.409A-1(b)(9)(iii)) will be treated as not providing for a deferral of compensation and will not be aggregated with any nonqualified deferred compensation plans or payments. The Severance Payments under Section 6 will commence on the date provided in Section 6.3.2, subject to the General Release requirement. It is intended that the Severance Payments will in all events commence sixty (60) days following Executive’s Separation from Service, regardless of which taxable year Executive actually delivers the executed General Release to the Company. However, if the Severance Payments are deferred compensation subject to Code Section 409A and if the period during which Executive has discretion to execute or revoke the General Release required in Section 7 exceeds sixty (60) days from the date of termination, the payments will commence on the eighth (8th) day following receipt by the Company of Executive’s executed General Release. If the period during which Executive has discretion to execute or revoke the General Release required in Section 7 straddles two (2) taxable years of Executive, then the Company will commence the Severance Payments in the second of such taxable years. Executive may not, directly or indirectly, designate the calendar year of the commencement of any payment hereunder. Notwithstanding the foregoing, amounts payable hereunder which are not nonqualified deferred compensation, or which may be accelerated pursuant to Section 409A, such as distributions for applicable tax payments, may be accelerated, but not deferred, at the sole discretion of the Company.
12.10.6    Notwithstanding anything to the contrary in this Agreement, to the extent required to comply with Section 409A of the Code, if Executive is deemed by the Board (or its delegate), in its sole discretion, to be a “specified employee” for purposes of Section 409A(a)(2)(B) of the Code, Executive agrees that any non-qualified deferred compensation payments due to Executive under this Agreement in connection with a termination of Executive’s employment that would otherwise have been payable at any time during the period immediately following such termination of employment and ending on the date that is six months after the Termination Date

(or if earlier, Executive’s date of death) will not be paid prior to, and will instead be payable in a lump sum on the first business day following the end of such non-payment period.
12.11    Survival. Notwithstanding anything to the contrary contained herein, the provisions of Section 4, Section 9, Section 10 and Section 12 will survive the termination of this Agreement.
[Signatures on following page]

IN WITNESS WHEREOF, each of the parties has signed this Agreement on the date opposite their signature below.

Date: April 28, 2017	THE “COMPANY” GULFPORT ENERGY CORPORATION By: /s/ Michael G. Moore Name: Michael G. Moore Title: Chief Executive Officer and President
Date: April 6, 2017	THE “EXECUTIVE” /s/ Stuart Maier Stuart Maier, in his individual capacity

Signature Page to Employment Agreement

Exhibit A

GENERAL RELEASE OF ALL CLAIMS
This general release (this “Agreement”) is entered into pursuant to the terms and conditions of the Employment Agreement, originally effective as of January 1, 2017 (“Employment Agreement”), between Stuart Maier (“Executive”) and Gulfport Energy Corporation (the “Company”).
In exchange for and in consideration of the benefits described in the Employment Agreement (the “Severance Benefits”), Executive, on behalf of Executive and all of Executive’s heirs, executors, administrators, and assigns (collectively, “Releasors”), hereby releases and forever waives and discharges any and all claims, liabilities, causes of action, demands, suits, rights, costs, expenses, or damages of any kind or nature (collectively, “Claims”) that Executive or any of the other Releasors ever had, now have, or might have against the Company or any of its current, former, and future affiliates, subsidiaries, parents, and related companies (collectively with the Company, the “Company Group” and each a “Company Group Member”), and each Company Group Member’s respective current, former, and future divisions, shareholders, general partners, limited partners, directors, members, trustees, officers, employees, agents, attorneys, successors, and assigns (collectively, with the Company Group, the “Released Parties” and each a “Released Party”), arising at any time prior to and including the date this Agreement is executed, whether such Claims are known to Executive or unknown to Executive, whether such Claims are accrued or contingent, including but not limited to any and all:
(a) Claims arising out of, or that might be considered to arise out of or to be connected in any way with, Executive’s employment or other relationship with any of the Released Parties, or the termination of such employment or other relationship;
(b) Claims under any contract, agreement, or understanding that Executive may have with any of the Released Parties, whether written or oral, whether express or implied, at any time prior to the date Executive executes this Agreement (including, but not limited to, under any offer letter executed by Executive and the Company, the Employment Agreement by and between the Company and Executive and any prior employment agreements and any amendments or agreements relating thereto);
(c) Claims arising under any federal, state, foreign, or local law, rule, ordinance, or public policy, including without limitation:
(i) Claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Worker Benefit Protection Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Vietnam Era Veterans Readjustment Act of 1974, the Immigration Reform and Control Act of 1986, the Equal Pay Act, the Labor Management Relations Act, the National Labor Relations Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Occupational Safety and Health Act, the Genetic Information Nondiscrimination Act of 2008, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act, the Internal

Revenue Code of 1986, or any other federal, state or local law relating to employment or discrimination in employment, which will include, without limitation, any individual or class claims of discrimination on the basis of age, disability, sex, race, religion, national origin, citizenship status, marital status, sexual preference, or any other basis whatsoever, as all such laws have been amended from time to time, or any other federal, state, foreign, or local labor law, wage and hour law, worker safety law, employee relations or fair employment practices law, or public policy;
(ii) Claims arising in tort, including but not limited to Claims for misrepresentation, defamation, libel, slander, invasion of privacy, conversion, replevin, false light, tortious interference with contract or economic advantage, negligence, fraud, fraudulent inducement, quantum meruit, promissory estoppel, prima facie tort, restitution, or the like;
(iii) Claims for compensation, wages, commissions, bonuses, royalties, stock options, deferred compensation, equity, phantom equity, carried interest, other monetary or equitable relief, vacation, personal or sick time, other fringe benefits, attorneys’ or experts’ fees or costs, forum fees or costs, or any tangible or intangible property of Executive’s that remains with any of the Releasees; and
(d) Claims arising under any other applicable law, regulation, rule, policy, practice, promise, understanding, or legal or equitable theory whatsoever; provided, however, that Executive does not release (A) any claims that arise after the date this Agreement is executed; (B) any claims for breach of the obligation to pay Severance Benefits under the Employment Agreement and this Agreement or to enforce the terms of this Agreement, should that ever be necessary; (C) any claims that cannot be waived or released as a matter of law; or (D) any claims for benefits under any Company employee group benefit plan, including the 401(k) plan.
Executive specifically intends the release of Claims in this Agreement to be the broadest possible release permitted by law and will also extend to release the Released Parties, without limitation, from any and all Claims that Executive has alleged or could have alleged, whether known or unknown, accrued or unaccrued, against any Released Party for violation(s) of any of the Claims or causes of action described in this Agreement; any other federal, state, or local law or ordinance; any public policy, whistleblower, contract, tort, or common law Claim or action; and any demand for costs or litigation expenses, except as otherwise provided in the Employment Agreement, including but not limited to attorneys’ fees.
Pursuant to the Older Workers Benefit Protection Act of 1990, Executive understands and acknowledges that by executing this Agreement and releasing all claims against any of the Released Parties, he has waived any and all rights or claims that he has or could have against any Released Party under the Age Discrimination in Employment Act, which includes any claim that any Released Party discriminated against Executive on account of his age. Executive also acknowledges the following:
(a)    The Company, by this written Agreement, has advised Executive to consult with an attorney prior to executing this Agreement;

2

(b)    Executive has had the opportunity to consult with his own attorney concerning this Agreement and Executive acknowledges that this Agreement is worded in an understandable way;
(c)    The rights and claims waived in this Agreement are in exchange for additional consideration over and above anything to which Executive was already undisputedly entitled;
(d)    This Agreement does not include claims arising after the Effective Date of this Agreement (as defined below), provided, however, that any claims arising after the Effective Date of this Agreement from the then-present effect of acts or conduct occurring before the Effective Date of this Agreement will be deemed released under this Agreement; and
(e)    The Company has provided Executive the opportunity to review and consider this Agreement for twenty-one (21) days from the date Executive receives this Agreement. At Executive’s option and sole discretion, Executive may waive the twenty-one (21) day review period and execute this Agreement before the expiration of twenty-one (21) days. In electing to waive the twenty-one (21) day review period, Executive acknowledges and admits that he was given a reasonable period of time within which to consider this Agreement and his waiver is made freely and voluntarily, without duress or any coercion by any other person.
Executive may revoke this Agreement within a period of seven (7) days after execution of this Agreement. Executive agrees that any such revocation is not effective unless it is made in writing and delivered to the Company by the end of the seventh (7th) calendar day. Under any such valid revocation, Executive will not be entitled to any severance pay or any other benefits under this Agreement. This Agreement becomes effective on the eighth (8th) calendar day after it is executed by both parties.
Subject to the exceptions set forth in Section 4.1.1 of the Employment Agreement, Executive confirms that no claim, charge, or complaint against any of the Released Parties, brought by him, exists before any federal, state, or local court or administrative agency. Executive hereby waives his right to accept any relief or recovery, including costs and attorney’s fees, from any charge or complaint before any federal, state, or local court or administrative agency against any of the Released Parties, except as such waiver is prohibited by law. For avoidance of doubt, nothing in this Agreement, any other agreement between Executive and the Company, or any Company policy shall prevent Executive from reporting suspected legal violations or filing a charge with the Equal Employment Opportunity Commission (the “EEOC”) or any other government agency or participating in any EEOC or other agency investigation; provided that Employee may not receive any relief (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys’ or experts’ fees, costs, and/or disbursements) as a consequence of any charge filed with the EEOC and/or any litigation arising out of an EEOC charge.
The existence, terms, and conditions of this Agreement are and will be deemed to be confidential and will not hereafter be disclosed by Executive to any other person or entity, except (i) as may be required by law, regulation or applicable securities exchange requirements; and (ii) to Executive’s attorneys, spouse, accountants and/or financial advisors, provided that the person to whom disclosure is made is made aware of the confidentiality provisions of this Agreement and

3

such person/s agrees to keep the terms of this Agreement confidential. Executive further agrees not to solicit or initiate any demand by others not party to this Agreement for any disclosure of the existence, terms, and conditions of this Agreement.
Executive agrees that he will not, unless otherwise prohibited by law, at any time hereafter, participate in as a party, or permit to be filed by any other person on his behalf or as a member of any alleged class of person, any action or proceeding of any kind, against the Company, or its past, present, or future parents, subsidiaries, divisions, affiliates, employee benefit and/or pension plans or funds, successors and assigns and any of their past, present or future directors, officers, agents, trustees, administrators, attorneys, employees or assigns (whether acting as agents for the Company or in their individual capacities), with respect to any act, omission, transaction or occurrence up to and including the date of the execution of this Agreement. Executive further agrees that he will not seek or accept any award or settlement from any source or proceeding with respect to any claim or right covered by this paragraph and that this Agreement will act as a bar to recovery in any such proceedings.
Executive agrees that neither this Agreement nor the furnishing of the consideration set forth in this Agreement will be deemed or construed at any time for any purpose as an admission by the Released Parties of any liability or unlawful conduct of any kind. Executive further acknowledges and agrees that the consideration provided for herein is adequate consideration for Executive’s obligations under this Agreement.
This Agreement will be governed by and construed in accordance with the laws of the State of Oklahoma without regard to its conflicts of law provisions. If any provision of this Agreement other than the general release set forth above is declared legally or factually invalid or unenforceable by any court of competent jurisdiction and if such provision cannot be modified to be enforceable to any extent or in any application, then such provision immediately will become null and void, leaving the remainder of this Agreement in full force and affect. If any portion of the general release set forth in this Agreement is declared to be unenforceable by a court of competent jurisdiction in any action in which Executive participates or joins, Executive agrees that all consideration paid to him under the Employment Agreement will be offset against any monies that he may receive in connection with any such action.
This Agreement, together with the Employment Agreement, sets forth the entire agreement between Executive and the Released Parties and it supersedes any and all prior agreements or understandings, whether written or oral, between the parties, except as otherwise specified in this Agreement or the Employment Agreement. Executive acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to sign this Agreement, except for those set forth in this Agreement.
This Agreement may not be amended except by a written agreement signed by both parties, which specifically refers to this Agreement.
EMPLOYEE ACKNOWLEDGES THAT HE CAREFULLY HAS READ THIS AGREEMENT; THAT HE HAS HAD THE OPPORTUNITY TO THOROUGHLY DISCUSS ITS TERMS WITH COUNSEL OF HIS CHOOSING; THAT HE FULLY UNDERSTANDS ITS

4

TERMS AND ITS FINAL AND BINDING EFFECT; THAT THE ONLY PROMISES MADE TO SIGN THIS AGREEMENT ARE THOSE STATED AND CONTAINED IN THIS AGREEMENT; AND THAT HE IS SIGNING THIS AGREEMENT KNOWINGLY AND VOLUNTARILY. EMPLOYEE STATES THAT HE IS IN GOOD HEALTH AND IS FULLY COMPETENT TO MANAGE HIS BUSINESS AFFAIRS AND UNDERSTANDS THAT HE MAY BE WAIVING SIGNIFICANT LEGAL RIGHTS BY SIGNING THIS AGREEMENT.
IN WITNESS WHEREOF, Executive has executed this Agreement as of the date set forth below.

AGREED AND ACCEPTED

_______________________________
Stuart Maier, in his individual capacity

Date: _____________________

5